Exhibit 11.3

CONSENT OF MASTERWORKS ADMINISTRATIVE SERVICES, LLC

We hereby consent to the inclusion in this Offering Statement on Form 1-A of Masterworks Vault 1, LLC of the fair market value appraisal reports effective January 15, 2025 and December 31, 2015, relating to the artwork beneficially owned by Series 469 and the fair market value appraisal reports effective January 15, 2025 and December 31, 2015, relating to the artwork beneficially owned by Series 470. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

/s/ Masterworks Administrative Services, LLC

New York, New York
February 26, 2025